Exhibit 10.01

CITI DISCRETIONARY INCENTIVE AND RETENTION AWARD PLAN

Amended and Restated Effective as of January 1, 2025

PREAMBLE

The purpose of the Plan is to reward and retain Eligible Employees through discretionary incentive and/or retention awards under the terms and conditions described in the Plan. Awards under the Plan may be contingent upon the Company's performance, an Eligible Employee's sector or business unit performance, an Eligible Employee's individual performance, or any combination of the foregoing.

This Plan document amends and restates the Plan, and is effective as of January 1, 2025.

ARTICLE I DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Award” means, as to any Fiscal Year or any other period determined by the Committee or the management of the Company, a discretionary incentive and/or retention award granted to an Eligible Employee in the form of a Cash Bonus, a CAP Award, a DCAP Award, an Equity Award, or any other form of discretionary incentive or retention award made under the terms of the Plan. For the avoidance of doubt, Performance Share Awards may be granted under the Plan.

“Award Date” means the date as of which an Award is made, as set forth in the applicable award agreement, if any, or the date determined by the Plan Administrator in his or her sole discretion in the event there is no award agreement.

“CAP Award” means an annual award of deferred stock or restricted stock made pursuant to the SIP.

“Cash Bonus” means an award, or any component of an award, that is payable to a Participant in currency and not in shares of Company common stock or derivatives thereof, and that is not subject to deferral.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation, Performance Management and Culture Committee of the Board of Directors of Citigroup Inc. and any person to whom it has delegated its authority, including but not limited to the Plan Administrator.

“Company” means Citigroup Inc. and its Subsidiaries.

“DCAP” means the Deferred Cash Award Plan, as amended from time to time, and any successor thereto.

“DCAP Award” means an award made pursuant to the DCAP.

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“Deferred Award” means the DCAP Award and the CAP Award, collectively.

“Eligible Employee” means any employee or former employee who is eligible to receive an annual discretionary incentive award under the Company’s personnel policies as they may be amended from time to time and as in effect on the applicable Award Date.

“Equity Award” means any form of award granted pursuant to the SIP that is not a CAP Award.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fiscal Year” means the accounting fiscal year of the Company.

“Gross Misconduct” shall, for any Deferred Award, have the meaning set forth in the award agreement or other written document that sets forth the terms and conditions of the Award, and for a Cash Bonus, means (1) competition by the Participant during employment by the Company with the Company’s business operations; (2) “gross misconduct” within the meaning of the Global Disciplinary Review Policy; (3) any circumstance in which Participant (i) is subject to an action taken by a regulatory body or a self-regulatory organization (“SRO”) as a result of his or her act or omission which substantially impairs him or her from performing his or her Company duties; (ii) is materially dishonest in connection with his or her employment by the Company; (iii) breaches his or her fiduciary duty of loyalty to the Company, including but not limited to a breach of an agreement to not solicit Company employees or customers or a breach of an agreement relating to confidential information or intellectual property, regardless of whether that breach occurs during or after employment with the Company; (iv) materially breaches the terms of (A) any offer letter, separation agreement, or other agreement with the Company, (B) the Company’s Code of Conduct, or (C) any other material Company policy (including but not limited to material compliance, control, risk or employment policies); (v) violates any securities or banking law, rule or regulation or the constitution, by- laws, rules or regulations of a regulatory authority or SRO while employed by the Company; (vi) fails to remain licensed to perform his or her Company duties (or, if applicable, fails to obtain all designated licenses within the timeframe(s) set forth in Participant’s offer letter or another employment-related agreement with the Company); or
(vii) is convicted of a felony or a crime of breach of trust, money laundering or dishonesty, or participates in a pre- trial diversion program after being charged or indicted for a felony or such crime, in each case of clauses (i) through
(vii) above as determined by the Committee.

“Participant” means an Eligible Employee who has received an Award under, or in accordance with the terms of, the Plan.

“Performance Share Award” means an incentive award calculated with reference to the value of Company common stock and that delivers value according to the Company’s performance against objective metrics such as total shareholder return or return on assets. Performance Share Awards may be payable in cash, an Equity Award, or any other form of discretionary incentive award permitted to be made under, or in accordance with, the terms of this Plan.

“Plan” means the Citi Discretionary Incentive and Retention Award Plan, as it may be amended from time to time.

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“Plan Administrator” means the Chief Human Resources Officer of Citigroup Inc., or his or her delegates.
Any such delegation need not be in writing.

“Prior Plan” means the Citi Discretionary Incentive and Retention Award Plan, as amended and restated effective January 1, 2024.

“Settlement Condition” means a term of an Award under which an Award may or shall be canceled, forfeited, reduced, or subject to recovery by the Company in accordance with the Plan, or pursuant to the terms of a Participant’s award agreement for any Deferred Award granted pursuant to, or in accordance with, the terms of the Plan or as required by law.

“SIP” means the Citigroup 2019 Stock Incentive Plan, as it may be amended from time to time, and any successor thereto.

“Sub Plans” shall have the meaning ascribed thereto in Section 4.03.

“Subsidiary” shall have the meaning set forth in the SIP.

ARTICLE II AWARDS

Section 2.01    Awards. Unless an award agreement provides otherwise, the terms of this Plan shall apply to any Award granted to an Eligible Employee as annual discretionary incentive compensation. The terms of Deferred Awards shall be set forth in award agreements or such other documents specifically designated by the Company as setting forth the terms of the Awards. The value of each Eligible Employee’s Award will depend upon performance factors that may include the Company’s performance, his or her division’s performance and his or her individual performance, including an assessment of risk management practices and/or use of risk capital. The decision whether to grant an Award and how much to grant is at the sole discretion of Company management, or where applicable, the Committee. The Committee’s governance approval authorities shall govern which Awards are expressly subject to Committee approval or review and which may be made at the sole discretion of Company management. The Plan Administrator may require a Participant to sign (or acknowledge receipt of) an award agreement as a condition of participation in the Plan. If the Plan Administrator does not require the execution of an award agreement by a Participant, acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and any award agreement as well as the administrative guidelines and practices of the Company in effect from time to time relating to the Plan.

Section 2.02    Settlement Conditions, Forfeitures, Clawbacks, Award Suspensions.

(a)The award agreement for any Deferred Award granted pursuant to the Plan shall set forth the Settlement Conditions applicable to a Participant’s Deferred Award.

(b)For any Award that is a Cash Bonus, the Committee or its delegate may in its sole discretion cancel, forfeit or clawback a Participant’s Cash Bonus in the event the Participant has engaged in Gross

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Misconduct, has an accountability under the Company’s Accountability Framework, or has violated any policy or standard adopted by the Company governing employee conduct or an employee’s obligations to the Company irrespective of whether the employee was employed by the Company at the time of the violation.

(c)The Committee may suspend the vesting, payment, or distribution of any Deferred Award pending an investigation into whether the Participant has engaged in conduct that would violate a Settlement Condition set forth in the Participant’s award agreement. For an Award that is a Cash Bonus or otherwise not subject to deferral, the Committee may suspend the payment or distribution pending an investigation into whether the Participant has engaged in conduct that would violate Section 2.02(b) of the Plan.

(d)The terms of any Award granted pursuant to the Plan may provide that other specified clawback, cancellation, recovery, or forfeiture provisions shall apply.

ARTICLE III ADMINISTRATION

Section 3.01    Taxes and Withholding. As a condition to any payment or distribution of any Award made pursuant to the Plan, the Company may, in its discretion, require a Participant to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on the Participant on account of his or her participation in the Plan. In the discretion of the Company, the Company may deduct or withhold such sum from any payment or distribution to the Participant, whether pursuant to the Plan or otherwise. In addition, the Company may require a Participant to pay the Company an amount necessary to discharge Company obligations with respect to any payroll taxes that may be owed in respect of compensation that is no longer subject to a substantial risk of forfeiture.

Section 3.02    Currency and Foreign Exchange Rates. Generally, Cash Bonuses or other cash payments made pursuant to the Plan or an Award will be paid in the currency in which they are denominated, but in some circumstances, such as if a Participant's Company employer or work country changes during the vesting or other period in which the Award is outstanding, at the discretion of the Company, Participant’s Award may be settled by a payment in the original award currency or in the currency of the Participant’s current work country or country of residence, or by a combination of payments from former Company employers or Citigroup Inc. in one or more currencies. In cases where an Award payable in cash is settled in full or in part by payment in a currency other than the original award currency, the Company will convert the award currency to the payment currency at a market exchange rate, as determined by the Company in its discretion.

Section 3.03    Nontransferability. Except as may be provided for in an award agreement or other documents applicable to Awards, no Participant nor any creditor or beneficiary of any Participant shall have the right to subject an amount payable or distributable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment during the Participant's lifetime, including but not limited to, in connection with a divorce, legal separation, or similar event.

Section 3.04    Plan Administration. The Plan shall be administered by the Plan Administrator. The Committee and its delegates, including the Plan Administrator or his or her delegates, shall have discretionary authority to interpret the Plan, to make all legal and factual determinations, and to determine all questions arising in the administration of the Plan, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation,

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determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons. To the extent permitted by applicable law, the Committee or the Plan Administrator may at any time delegate to one or more employees of the Company some or all of its authority over the administration of the Plan.
Such delegation need not be in writing.

Section 3.05    Policies. Company management may adopt written or unwritten policies from time to time that govern Plan administration, including such polices as may be necessary to comply with 12 C.F.R.
§ 1026.36(d).

ARTICLE IV AMENDMENT AND TERMINATION

Section 4.01    Right to Amend or Terminate the Plan. The Committee may, in its sole discretion, modify, amend, terminate or suspend the Plan at any time, which modification, amendment, termination or suspension shall not require the consent of the affected Participants and which may be made irrespective of whether it could result in adverse tax consequences to any Participant.

Section 4.02    Action Following Termination of the Plan. Upon termination of the Plan, the Committee or the Plan Administrator may take such action with respect to each Award as it reasonably determines is necessary or desirable. No termination of the Plan will give rise to a claim by any Participant of constructive termination of employment.

Section 4.03    Sub Plans. The Company may, in its sole discretion, create separate sub-plans (“Sub Plans”) under the Plan, that shall provide for participation in the Plan by Eligible Employees employed outside of the United States. Each Sub Plan shall comply with local laws applicable to incentive plans.

ARTICLE V GENERAL PROVISIONS

Section 5.01    Unfunded Status of the Plan. The Plan is unfunded. Any Award made pursuant to the Plan shall represent at all times an unfunded and unsecured contractual obligation of each employer that employed a Participant during the Award period. Each Participant and each of his or her beneficiaries will be unsecured creditors of each employer at which such Participant is or was employed with respect to all obligations owed to the Participant or his or her beneficiaries under the Plan or any Award with respect to all obligations owed to any of them under the Plan. Amounts payable or distributable under the Plan will be satisfied solely out of the general assets of an employer subject to the claims of its creditors. A Participant and his or her beneficiaries will not have any interest in any fund or in any specific asset of an employer of any kind by reason of any return credited to him or her hereunder, nor shall the Participant or any of his or her beneficiaries or any other person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided pursuant to applicable Award documents. No employer will segregate any funds or assets to provide for the distribution in respect of an Award or issue any notes or security for the payment thereof. Any reserve or other asset that an employer may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or any beneficiary of a Participant for the performance of the employer under the Plan.

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Section 5.02    ERISA Status of the Plan. The Plan is applicable to annual discretionary incentive award plans and is not intended to be subject to ERISA, and it shall be operated and interpreted consistent with such intent.

Section 5.03    No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (a) create or confer on a Participant any right to be retained in the employ of the Company, (b) interfere with or limit in any way the Company's right to terminate the employment of a Participant at any time or (c) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year. In addition, an Eligible Employee's eligibility for an Award for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to an Award, or any benefit or payment in any similar plan or program that may be established by the Company, in respect of any future Fiscal Year.

Section 5.04    Offset Rights. Notwithstanding any provisions of the Plan to the contrary, to the extent consistent with the requirements of Section 409A of the Code, the Company may offset against any payments or distributions that would have otherwise been made to a Participant under the Plan by (a) any amounts that such Participant may owe to the Company, or (b) any amounts paid by the Company to a third party pursuant to any award, judgment, settlement of a complaint, arbitration or lawsuit of which such Participant was the subject.

Section 5.05    Governing Documents. Notwithstanding any provision of this Plan to the contrary, the award agreement and other documents that set forth the terms of any Deferred Award granted under the Plan shall control in the event of any conflict between the terms of the Plan and the applicable award agreement or documents.

Section 5.06    Successors. The obligations of the Company under this Plan shall be binding upon the successors of the Company.

Section 5.07    Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Plan to the substantive law of another jurisdiction. Notwithstanding the foregoing, Awards granted under the Prior Plan shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Plan to the substantive law of another jurisdiction.

Section 5.08 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.

Section 5.09    Arbitration. Any and all disputes, claims or controversies related to or arising out of an Award or the Plan, including, without limitation, any claim that an Award, in whole or in part, should have been, but was not made, or that any award agreement or Plan term is void, voidable, invalid, unlawful or unenforceable (each a “Dispute”), will be finally and conclusively resolved by binding arbitration in accordance with the Company’s arbitration policies, as in effect from time to time. In the absence of a Company arbitration policy that is applicable to a Participant or to the Participant’s Award and the Participant’s work location is outside of the United States at the time of the commencement of a Dispute, then (1) any such Dispute will be finally and conclusively resolved on an individual basis by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Dispute Resolution Procedures in effect at the time of commencement

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of any such arbitration (collectively, the “Rules”), except as such Rules are otherwise modified or expanded as set forth in Citigroup Inc.’s Arbitration Policy, which is available on Citi For You, (2) the place of such arbitration shall be New York, New York, United States of America, and (3) any claim or dispute concerning the interpretation, application or validity of this provision shall be heard and decided exclusively by the United States District Court for the Southern District of New York (the “Southern District”), and by any court having appellate jurisdiction over the Southern District, and in the event that the Southern District lacks jurisdiction over the subject matter of any such action or proceeding, the sole alternative forum for any such action or proceeding shall be the Supreme Court of the State of New York for the County of New York.

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